EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Douglas Elliman Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Douglas Elliman Inc. Common Stock, par value $0.01 per share, that may be issued under the Douglas Elliman Inc. 2021 Management Incentive Plan	Other(2)	3,529,918 (3)	$1.61(4)	$5,683,167.98	0.0001381	$784.85
Equity	Douglas Elliman Inc. Common Stock, par value $0.01 per share, that may be issued under the Douglas Elliman Inc. 2021 Employee Stock Purchase Plan	Other(2)	882,479 (5)	$1.61(4)	$1,420,791.19	0.0001381	$196.21
Total Offering Amounts					$7,103,959.17		$981.06
Total Fee Offsets							$—
Net Fee Due							$981.06
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of common stock, $0.01 par value (the “Common Stock”), of Douglas Elliman Inc. (the “Registrant”) that may be issued to adjust the number of shares issued pursuant to the plans described herein in the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar corporate transaction or event.
(2) Calculated in accordance with Rules 457(c) and 457(h) under the Securities Act.

(3) Includes shares of Common Stock added to the shares reserved for issuance under the Douglas Elliman Inc. 2021 Management Incentive Plan (the “Management Incentive Plan”) pursuant to the automatic annual “evergreen” increase provision in the Management Incentive Plan. Pursuant to the “evergreen” increase provision in the Management Incentive Plan, the number of shares reserved and available for issuance under the Management Incentive Plan will automatically increase on the first day of each calendar year, beginning with calendar year 2023 and ending in 2031, by a number of shares equal to the lesser of (i) four (4%) percent of the total shares outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by the compensation and human capital committee of the board of directors of the Registrant or the board of directors of the Registrant.
(4) Estimated on the basis of $1.61 per share, the average of the high and low sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 15, 2026 pursuant to Rule 457(c) and (h) of the Securities Act.
(5) Includes shares of Common Stock added to the shares reserved for issuance under the Douglas Elliman Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) pursuant to the automatic annual “evergreen” increase provision in the ESPP. Pursuant to the “evergreen” increase provision in the ESPP, the number of shares reserved and available for issuance under the ESPP will automatically increase on the first day of each calendar year, beginning with calendar year 2023, by a number of shares equal to the lesser of (i) one (1%) percent of the total shares outstanding on the last day of the immediately preceding fiscal year and (ii) such smaller number of shares as determined by the compensation and human capital committee of the board of directors of the Registrant or the board of directors of the Registrant.